UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2016

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (713) 522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 7, 2016, Service Corporation International (SCI or Company) entered new employment agreements with its named executive officers. The names of the executive officers and the material terms of their old employment agreements are summarized in SCI's proxy statement dated March 31, 2016 under “Executive Employment Agreements”, which is incorporated by reference herein. The new employment agreements have substantially the same terms as are contained in the old employment agreements with the following changes.

•	The new employment agreements have terms expiring December 31, 2017.

•	The new employment agreements require each executive to execute a release as a condition to the Company’s payment of benefits related to termination of employment.

•	The new employment agreements provide health coverage to the executive or his family in connection with termination of employment related to death or disability.

•
New provisions state that the agreements do not limit an executive’s right to file a charge or provide information, including trade secrets in certain circumstances, with or participate in an investigation conducted by a federal, state or local government agency

•
The definition of “Change of Control” has been changed such that certain reorganizations, mergers or consolidations or sales of substantially all assets are defined to be a change of control at the consummation of the transaction (whereas the old employment agreements required only shareholders’ approval regardless of whether or not the transaction was consummated).

•
In connection with the change noted in the preceding paragraph, the period during which Change of Control payments are triggered has been extended to include the sixty days prior to the date of the Change of Control.

•
In the event an executive would be entitled to receive an “excess parachute payment” (in connection with a Change of Control) which could be subject to an excise tax on the executive, such payment will be reduced if the reduction would improve the executive’s benefit on an after-tax basis.

•	Other miscellaneous changes

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 12, 2016	Service Corporation International

	By:	/s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary